News Release
2100 Highway 55 Medina, MN 55340-9770

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500
POLARIS REPORTS RECORD FIRST QUARTER 2008 RESULTS; EPS
INCREASED 62% ON 22% SALES GROWTH
Performance Driven by Side-by-Side Vehicles and PG&A
First Quarter Highlights:
•	First quarter results exceeded Company’s expectations despite economic headwinds

•	Sales grew 22% to $388.7 million — all product lines produced sales growth during the quarter

•	Earnings from continuing operations per diluted share of $0.55, up 62 percent from $0.34 per diluted share last year

•	Gross margin percentage for the first quarter 2008 improved 230 basis points to 22.7% due primarily to positive product mix change

•	Polaris repurchased 1.2 million shares of its common stock during the first quarter

•	Raising guidance for full year 2008 earnings from continuing operations to a range of $3.36 to $3.46 per diluted share, an 8% to 12% increase over full year 2007 on expected full year 2008 sales growth of five percent to seven percent
     MINNEAPOLIS (April 15, 2008) — Polaris Industries Inc. (NYSE: PII) today reported record first quarter net income from continuing operations of $19.1 million, or $0.55 per diluted share for the quarter ended March 31, 2008. By comparison, 2007 first quarter net income from continuing operations was $12.6 million, or $0.34 per diluted share which included a pretax gain of $4.8 million or $0.09 per diluted share from the sale of KTM Power Sports AG (“KTM”) shares. Sales for the first quarter 2008 totaled $388.7 million, an increase of 22 percent from last year’s first quarter sales of $317.7 million. The increase in first quarter 2008 sales and earnings per share is primarily the result of improved operating performance for the Company’s parts, garments and accessories (PG&A), side-by-side vehicle and international businesses. In contrast to recent winters, heavy snowfall and cold weather in much of North America has contributed to a normal snowmobile riding season which had a positive impact on snowmobile related PG&A sales during the first quarter. In addition, demand for the Company’s side-by-side vehicles and related PG&A continued to be strong and the Company’s international business experienced strong growth, particularly in side-by-side vehicles as the Company began shipping RANGER RZR’s™ internationally during the first quarter 2008.
     “We are pleased to report our first quarter results that have exceeded our expectations despite the difficult macroeconomic environment,” commented Tom Tiller, Chief Executive Officer. “The momentum that we generated in 2007 has continued into 2008 particularly for our side-by-side business, with strong demand for our RANGER products, including the sporty recreational RANGER RZR™ and new six-passenger RANGER Crew™. Our PG&A business delivered impressive growth, driven by growth in PG&A related sales from all product lines during the quarter and our international business experienced solid growth during the quarter. Further, despite the continued weakness in the overall motorcycle market, Victory showed positive year-over-year growth, driven by the recent introduction of the Victory Vision™ touring models.”
     Tiller continued, “Although we produced robust results in the first quarter, we also faced unexpected challenges. As we previously announced, HSBC Bank Nevada, National Association (“HSBC”), claimed that it was no longer satisfied with its profitability from the 2005 contractual arrangement currently in place under which it provides revolving retail credit financing for Polaris products. HSBC threatened to significantly tighten underwriting standards and this tightening would have reduced the number of qualified customers that would be able to obtain credit from HSBC to purchase our products. In order to ensure that our customers continue to be able to finance the purchase of our products, after March 1, 2008, we began forgoing the volume-based fee income we are owed under the 2005 contract which will be a significant income reduction in 2008. We were not obligated to forgo this income under the 2005 agreement with HSBC and have filed a legal complaint against HSBC.”
     “While we are clearly not pleased with this development, we are confident we can overcome this reduction in financial services income for 2008, based on our performance this quarter and our expectations for the remainder of the year. Furthermore, we are raising our full year sales and earnings guidance for 2008. We now expect full year 2008 earnings to be in the range of $3.36 to $3.46 per diluted share, an increase of between eight and twelve percent when compared to earnings from continuing operations of $3.10 per diluted share for the full year 2007. Sales for the full year 2008 are now expected to grow in the range of five to seven percent. During the second quarter of 2008, we expect total sales to increase in the range of six to nine percent primarily due to continued strength in our side-by-side vehicle and international businesses. Second quarter 2008 earnings from continuing operations are expected to be in the range of $0.66 to $0.70 per diluted share, an increase of six percent to 13 percent, compared to earnings from continuing operations of $0.62 per diluted share for the second quarter of 2007.”
     Tiller concluded, “Our success to date has been driven by providing innovative, high quality products that consumers want, in an efficient and cost effective manner and that has not changed. Given our focused and dedicated employee owners, I am confident we can achieve our sales and earnings guidance for the balance of 2008 in spite of the challenging macroeconomic environment in the United States.”

Product line Information	First Quarter Ended March 31,
(In thousands)	2008	2007	% change
Snowmobiles	$9,435	$2,913	224%
All-terrain Vehicles	264,526	222,487	19%
Victory Motorcycles	27,346	26,615	3%
Parts, Garments & Accessories	87,377	65,698	33%

Total Sales	$388,684	$317,713	22%

     ATV (all-terrain vehicle) sales in the 2008 first quarter increased 19 percent from the first quarter 2007. This increase reflects the continued success of the new RANGER RZR™ side-by-side recreation vehicle, and the initial success of the new RANGER Crew™ six passenger side-by-side utility vehicles which began shipping late in the fourth quarter 2007. The Company also experienced significant sales growth outside North America in the first quarter from strong demand for both ATV and side-by-side vehicles. This growth was partially offset by a decline in core ATV shipments to dealers in North America during the first quarter as the Company continued to help dealers reduce their core ATV inventory levels in a continued declining core North American ATV industry environment.
     Sales of Victory motorcycles increased three percent during the 2008 first quarter compared to the first quarter of 2007. The increase was driven by shipments of the all-new Victory Vision™ touring models, which began shipping in the fourth quarter 2007. The overall North American motorcycle industry retail sales continued to decline during the first quarter 2008, however, the Company’s Victory business continued to increase its retail sales to consumers, expand market share and maintain its industry-leading position for quality and customer satisfaction.
     Parts, Garments, and Accessories sales increased 33 percent during the first quarter 2008 when compared to last year’s first quarter. This increase was driven by increased shipments of PG&A related to each product line, with particularly strong increases in snowmobile and side-by-side vehicle related PG&A. Snowmobile related PG&A sales increased significantly during the quarter due to more consistent snowfall levels and better riding conditions in North America during the first quarter of 2008 when compared to 2007.
     Snowmobile sales totaled $9.4 million for the 2008 first quarter compared to $2.9 million for the first quarter of 2007. The first quarter is historically a seasonally low quarter for snowmobile shipments. Improved snowfall during the riding season helped to reduce Polaris dealers’ snowmobile inventories to their lowest levels in ten years. The lower dealer inventory levels in 2008 also contributed to lower promotional assistance needed to retail the product and lower floor plan interest expense paid by the Company for its dealers in the first quarter 2008 compared to the first quarter of last year.
     Gross profit, as a percentage of sales, was 22.7 percent for the 2008 first quarter, an increase of 230 basis points from 20.4 percent for the first quarter of 2007. Gross profit dollars increased 36 percent to $88.1 million for the 2008 first quarter compared to $64.9 million for the first quarter of 2007 due to the higher sales levels. The gross profit margin was positively impacted by the mix of products sold as more side-by-side vehicles and PG&A, which typically have higher margins, were sold during the first quarter of 2008, and lower floor plan interest expense and the positive impact of foreign currency movements, partially offset by increased sales promotion costs.
     For the first quarter of 2008, operating expenses increased five percent to $64.4 million when compared to $61.5 million for the first quarter of 2007. Operating expenses as a percent of sales decreased to 16.6 percent from 19.4 percent in the first quarter of 2007. Operating expense control in a slowing economy was the primary contributor to the improved operating expenses as a percentage of sales for the first quarter 2008.
     Income from financial services decreased 41 percent to $7.5 million in the 2008 first quarter compared to $12.6 million in the 2007 first quarter due to the Company’s revolving retail credit provider, HSBC, discontinuing the financing of non-Polaris products at Polaris dealerships in July 2007 and eliminating the volume-based fee income payment to Polaris as of March 1, 2008.
     Interest expense decreased to $2.7 million for the 2008 first quarter compared to $4.8 million for the 2007 first quarter due to lower interest rates during the 2008 period.
     Gain on sale of manufacturing affiliate shares was $0.0 million for the first quarter of 2008 compared to $4.8 million in the first quarter 2007. In the first quarter of 2007, Polaris sold shares of its KTM investment and recorded a gain on the sale of the investment.
Financial position and cash flow
     Polaris historically experiences the highest demand for cash during the first quarter of each year. Net cash used for operating activities of continuing operations totaled $31.5 million for the first quarter ended March 31, 2008, up from $14.8 million used in the first quarter of 2007. Increased factory inventories at March 31, 2008 compared to the same time period last year is the primary reason for increased use of cash flow. Borrowings under the credit agreement were $260.0 million at March 31, 2008 compared to $243.0 million at March 31, 2007 which increase is primarily as a result of continued share repurchases in the first quarter of 2008. The Company’s debt-to-total capital ratio was 64 percent at March 31, 2008, compared to 58 percent at the same time last year.
Share Buyback Activity
     During the first quarter 2008 the Company repurchased and retired 1,203,000 shares of its common stock at a cost of $48.6 million. Since inception of the share repurchase program in 1996, 32.3 million shares have been repurchased at an average price of $32.20 per share. In January 2008, Polaris’ Board of Directors authorized an additional 3.5 million shares for repurchase. As of March 31, 2008, the Company has authorization from its Board of Directors to repurchase up to an additional 5.2 million shares of Polaris stock. Polaris may repurchase the balance of the share authorization from time to time in open market or privately negotiated transactions in accordance with applicable federal securities laws.

Discontinued Operations Results
     The Company ceased manufacturing marine products on September 2, 2004. As a result, the marine products division’s financial results have been reported separately as discontinued operations for all periods presented. In 2007 the Company substantially completed the exit of the marine products division, therefore in the first quarter 2008, there were no additional material charges incurred related to this discontinued operations event and the Company does not expect any additional material charges in the future. The Company’s first quarter 2007 loss from discontinued operations was $0.2 million, net of tax, or less than $0.01 per diluted share. Reported net income for the first quarter 2008, including each of continuing and discontinued operations was $19.1 million compared to $12.4 million, or $0.34 per diluted share for the first quarter 2007.
Conference Call to be Held
     Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss Polaris’ first quarter 2008 earnings results released this morning. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada or 706-679-2596 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com (click on Our Company then Investor Relations). The conference call will be available through Tuesday, April 22, 2008 by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 42182367, and on Polaris’ web site.
About Polaris
     With annual 2007 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets all-terrain vehicles (ATVs), including the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry, one of the largest manufacturers of all terrain recreational, utility and side-by-side vehicles (ATVs) in the world, and rapidly making impressive in-roads into the motorcycle cruiser and touring marketplace under the Victory® brand. The Victory motorcycle division was established in 1998 representing the first all-new American-made motorcycle from a major company in nearly 60 years. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2008 sales, shipments, net income, earnings per share and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail credit markets and relationship with HSBC; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
UNAUDITED

	First Quarter Ended March 31,
	2008	2007
Sales	$388,684	$317,713
Cost of sales	300,589	252,778

Gross profit	88,095	64,935
Operating expenses
Selling and marketing	29,170	27,475
Research and development	19,257	18,551
General and administrative	15,923	15,491

Total operating expenses	64,350	61,517

Income from financial services	7,490	12,626

Operating Income	31,235	16,044

Non-operating Expense
Interest expense	2,725	4,780
Equity in (income) loss of manufacturing affiliates	(37)	34
Gain on sale of manufacturing affiliate shares	—	(4,840)
Other income, net	(1,026)	(2,744)

Income before income taxes	29,573	18,814

Provision for Income Taxes	10,490	6,263

Net Income from continuing operations	$19,083	$12,551
Loss from discontinued operations, net of tax	—	(158)

Net Income	$19,083	$12,393

Basic Net Income per share
Continuing operations	$0.57	$0.35
Loss from discontinued operations	$—	$(0.00)

Net Income	$0.57	$0.35

Diluted Net Income per share
Continuing operations	$0.55	$0.34
Loss from discontinued operations	$—	$(0.00)

Net Income	$0.55	$0.34

Weighted average shares outstanding:
Basic	33,702	35,492
Diluted	34,534	36,552
All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
Subject to Reclassification
(In Thousands)

	March 31, 2008	March 31, 2007
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$17,578	$45,115
Trade receivables, net	67,112	51,957
Inventories, net	279,262	236,739
Prepaid expenses and other	19,240	17,192
Deferred income taxes	60,225	55,927
Current assets from discontinued operations	—	—

Total current assets	443,417	406,930
Property and equipment, net	211,132	205,511
Investments in Finance Affiliate	49,365	47,879
Investments in Manufacturing Affiliates	33,017	43,097
Deferred Income Taxes	6,161	3,212
Goodwill, net	26,088	25,082
Intangibles and Other Assets, net	22	110

Total Assets	$769,202	$731,821

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$122,196	$105,795
Accrued expenses	224,440	195,196
Income taxes payable	6,425	684
Current liabilities from discontinued operations	2,302	4,290

Total current liabilities	355,363	305,965
Long term taxes payable	8,827	5,440
Borrowings under Credit Agreement	260,000	243,000

Total Liabilities	$624,190	$554,405

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 33,053 and 35,618 shares issued and outstanding	$331	$356
Additional paid-in capital	—	—
Retained earnings	110,534	160,979
Accumulated other comprehensive income	34,147	16,081

Total shareholders’ equity	145,012	177,416

Total Liabilities and Shareholders’ Equity	$769,202	$731,821

All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Subject to Reclassification
(In Thousands)
Unaudited

	First Quarter Ended March 31,
	2008	2007
Operating Activities:
Net income	$19,083	$12,393
Net loss from discontinued operations	—	158
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	13,546	12,792
Noncash compensation	4,822	5,208
Noncash (income) from financial services	(1,285)	(1,231)
Noncash (income) loss from manufacturing affiliates	(37)	34
Deferred income taxes	4,592	1,562
Changes in current operating items:
Trade receivables	15,772	11,858
Inventories	(60,920)	(6,205)
Accounts payable	32,151	5,124
Accrued expenses	(66,653)	(57,250)
Income taxes payable	1,792	2,184
Prepaid expenses and others, net	5,672	(1,405)

Net cash used for continuing operations	(31,465)	(14,778)
Net cash flow used for discontinued operations	—	(229)

Net cash used for operating activities	(31,465)	(15,007)

Investing Activities:
Purchase of property and equipment	(19,814)	(14,307)
Investments in finance affiliate, net	5,721	8,980
Proceeds from sale of shares of manufacturing affiliate	—	61,723

Net cash provided by (used for) investing activities	(14,093)	56,396

Financing Activities:
Borrowings under credit agreement	184,000	152,000
Repayments under credit agreement	(124,000)	(159,000)
Repurchase and retirement of common shares	(48,544)	(649)
Cash dividends to shareholders	(12,815)	(11,922)
Proceeds from stock issuances under employee plans	1,149	3,280
Tax effect of exercise of stock options	65	451

Net cash provided by (used for) financing activities	(145)	(15,840)

Net increase (decrease) in cash and cash equivalents	(45,703)	25,549

Cash and cash equivalents at beginning of period	63,281	19,566

Cash and cash equivalents at end of period	$17,578	$45,115

All periods reflect the classification of the Marine Division results as discontinued operations.